Exhibit 99.1

Press Release

For Immediate Release

Contact:	David A. Brager
President and Chief Executive Officer
(909) 980-4030

CVB Financial Corp. Reports Earnings for the Third Quarter 2023

●	Net Earnings of $57.9 million, or $0.42 per share

●	Return on Average Tangible Common Equity of 18.82%

●	Return on Average Assets of 1.40%

●	Efficiency Ratio of 39.99%

Ontario, Calif., Oct. 25, 2023-CVB Financial Corp. (NASDAQ:CVBF) and its subsidiary, Citizens Business Bank (the “Company”), announced earnings for the quarter ended September 30, 2023.

CVB Financial Corp. reported net income of $57.9 million for the quarter ended September 30, 2023, compared with $55.8 million for the second quarter of 2023 and $64.6 million for the third quarter of 2022. Diluted earnings per share were $0.42 for the third quarter, compared to $0.40 for the prior quarter and $0.46 for the same period last year. Net income of $57.9 million for the third quarter of 2023 produced an annualized return on average equity (“ROAE”) of 11.33%, an annualized return on average tangible common equity (“ROATCE”) of 18.82%, and an annualized return on average assets (“ROAA”) of 1.40%.

David Brager, President and Chief Executive Officer of Citizens Business Bank, commented, “We reported $57.9 million of net income in the third quarter of 2023. Our focus on banking the best privately held small to medium sized businesses and building meaningful long-term relationships has continued to produce solid results. I would like to thank our customers and associates for their loyalty and support”.

Highlights for the Third Quarter of 2023

●	5.7% growth in Pretax Pre-Provision income compared to prior quarter

●	Net interest margin of 3.31% expanded by 9 basis points compared to prior quarter

●	0.52% cost of deposits for the third quarter, reflects a cumulative through the cycle beta of <10%

●	Cost effective operations reflected in efficiency ratio < 40%

●	Positive operating leverage reflected by 4.2% revenue growth vs. 1.9% expense growth

●	Allowance for Credit Losses as a % of loans increased to 1.00% after $2 million credit provision

●	Net loans declined by $30 million on average compared to prior quarter

●	Total deposits increased by $278 million on average compared to prior quarter

●	Noninterest-bearing deposits were 61.4% of total deposits

●	TCE Ratio = 7.7% & CET1 = 14.4%

INCOME STATEMENT HIGHLIGHTS

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2023	2023	2022	2023	2022
	(Dollars in thousands, except per share amounts)
Net interest income	$123,371	$119,535	$133,338	$368,634	$368,118
Provision for credit losses	(2,000)	(500)	(2,000)	(4,000)	(8,100)
Noninterest income	14,309	12,656	11,590	40,167	37,524
Noninterest expense	(55,058)	(54,017)	(53,027)	(163,956)	(162,136)
Income taxes	(22,735)	(21,904)	(25,262)	(67,918)	(66,149)

Net earnings	$57,887	$55,770	$64,639	$172,927	$169,257

Earnings per common share:
Basic	$0.42	$0.40	$0.46	$1.24	$1.20
Diluted	$0.42	$0.40	$0.46	$1.24	$1.20

NIM	3.31%	3.22%	3.46%	3.32%	3.17%
ROAA	1.40%	1.36%	1.52%	1.41%	1.32%
ROAE	11.33%	11.03%	12.72%	11.50%	10.69%
ROATCE	18.82%	18.39%	21.34%	19.24%	17.48%
Efficiency ratio	39.99%	40.86%	36.59%	40.11%	39.97%
Noninterest expense to average assets, annualized	1.33%	1.32%	1.25%	1.34%	1.27%

Net Interest Income

Net interest income was $123.4 million for the third quarter of 2023. This represented a $3.8 million, or 3.21%, increase from the second quarter of 2023, and a $10.0 million, or 7.47%, decrease from the third quarter of 2022. The $3.8 million quarter-over-quarter increase in net interest income was primarily due to a nine basis point increase in net interest margin. The decline in net interest income compared to the third quarter of 2022 was due to a $484.2 million decrease in average earning assets and a 15 basis point decrease in net interest margin.

Net Interest Margin

Our tax equivalent net interest margin was 3.31% for the third quarter of 2023, compared to 3.22% for the second quarter of 2023 and 3.46% for the third quarter of 2022. The nine basis point increase in our net interest margin compared to the second quarter of 2023, was the result of a 17 basis point increase in average earning asset yield, partially offset by a nine basis point increase in our cost of funds. The 17 basis point increase in our interest-earning asset yield over the prior quarter was primarily the result of the positive carry on $1 billion in pay fixed rate swaps that were executed in June of 2023 and an increase in loan yields of six basis points. Cost of funds increased in the third quarter, as cost of deposits and customer repurchases increased by 17 basis points to 0.52%. The increased cost of deposits was partially offset by a $208.9 million decrease in average borrowings, with an average cost of 4.84%, during the third quarter. The decrease in net interest margin of 15 basis points, compared to the third quarter of 2022, was primarily the result of an 87 basis point increase in cost of funds. Total cost of funds of 0.92% for the third quarter of 2023 increased from 0.05% for the year ago quarter. This 87 basis point increase in cost of funds was the result of a 1.24% increase in the cost of interest-bearing deposits and an increase in average short-term borrowings of $1.32 billion which had an average cost of 4.84% for the third quarter of 2023. A 67 basis point increase in earning asset yields over the prior year quarter partially offset the increase in funding costs. Included in the higher earning asset yields, were higher loan yields, which grew from 4.56% for the third quarter of 2022 to 5.07% for the third quarter of 2023. Additionally, the yield on investment securities increased by 52 basis points from the prior year quarter, primarily due to the positive spread generated from the pay-fixed swaps, in which the Company receives daily SOFR and pays a weighted average fixed cost of approximately 3.8%.

Earning Assets and Deposits

On average, earning assets declined by $67.7 million, compared to the second quarter of 2023, and declined by $484.2 million when compared to the third quarter of 2022. The $67.7 million quarter-over-quarter decrease in earning assets resulted from a $147.0 million decline in average investment securities and a $30 million decrease in average loans, offset by average earning balances due from the Federal Reserve increasing by $120.7 million. Compared to the third quarter of 2022, average loans increased by $163.2 million, while the average balance of investment securities declined by $491.1 million, and the average amount of funds held at the Federal Reserve declined by $157.8 million. Noninterest-bearing deposits declined on average by $10.4 million, or 0.13%, from the second quarter of 2023, while interest-bearing deposits and customer repurchase agreements increased on average by $133.8 million. Compared to the third quarter of 2022, total deposits and customer repurchase agreements declined on average by $1.81 billion, or 12.27%, including a decline of $1.2 billion in noninterest-bearing deposits. On average, noninterest-bearing deposits were 62.09% of total deposits during the most recent quarter, compared to 63.58% for the second quarter of 2023 and 63.38% for the third quarter of 2022.

	Three Months Ended
SELECTED FINANCIAL HIGHLIGHTS	September 30, 2023		June 30, 2023		September 30, 2022
	(Dollars in thousands)
Yield on average investment securities (TE)	2.64%		2.37%		2.12%
Yield on average loans	5.07%		5.01%		4.56%
Core Loan Yield [1]	5.02%		4.96%		4.42%
Yield on average earning assets (TE)	4.18%		4.01%		3.51%
Cost of deposits	0.52%		0.35%		0.05%
Cost of funds	0.92%		0.83%		0.05%
Net interest margin (TE)	3.31%		3.22%		3.46%

Average Earning Asset Mix	Avg	% of Total	Avg	% of Total	Avg	% of Total
Total investment securities	$5,542,590	37.20%	$5,689,606	38.01%	$6,033,696	39.22%
Interest-earning deposits with other institutions	473,391	3.18%	353,610	2.36%	633,152	4.12%
Loans	8,862,462	59.48%	8,892,413	59.41%	8,699,303	56.55%
Total interest-earning assets	14,900,003		14,967,661		15,384,163

[1]	Represents yield on average loans excluding the impact of discount accretion and PPP loans.

Provision for Credit Losses

The third quarter of 2023 included $2.0 million in provision for credit losses, compared to $500,000 in provision for credit losses in the second quarter of 2023 and $2.0 million in the third quarter of 2022. The year-to-date provision for credit losses of $4.0 million was the result of an overall increase in projected loss rates from 0.94% at the end of 2022 to 1.0% at September 30, 2023. The increase in projected loss rates continues to be driven primarily by a deteriorating economic forecast that assumes modest GDP growth through 2024, as well as lower commercial real estate values and an increase in the rate of unemployment.

Noninterest Income

Noninterest income was $14.3 million for the third quarter of 2023, compared with $12.7 million for the second quarter of 2023 and $11.6 million for the third quarter of 2022. Service charges on deposits increased by $224,000, or 4.63% over the second quarter of 2023 and declined by $171,000, or 3.27% in comparison to the third quarter of 2022. Trust and investment services income decreased by $69,000 compared to the second quarter of 2023 and increased by $379,000 year-over-year. The third quarter of 2023 included approximately $2.6 million in gain from an equity fund distribution related to a CRA investment, partially offset by a $222,000 decrease in CRA investment income due to underlying asset valuation declines. The second quarter of 2023 included approximately $800,000 in death benefits that exceeded the asset value of certain BOLI policies, and approximately $100,000 in swap fees for transitioning swaps out of LIBOR. Compared to the third quarter of 2022, BOLI income decreased $439,000. The third quarter of 2022 included $1.8 million in death benefits that exceeded the asset value of certain policy values, which was offset by a $1.0 million decline in the market value of separate account life insurance policies that are used to fund our deferred compensation liabilities.

Noninterest Expense

Noninterest expense for the third quarter of 2023 was $55.0 million, compared to $54.0 million for the second quarter of 2023 and $53.0 million for the third quarter of 2022. The third quarter of 2023 included $900,000 in recapture of provision for unfunded loan commitments, compared to $400,000 in provision for the second quarter of 2023 and no provision for the third quarter of 2022. The $1.2 million quarter-over-quarter increase in salaries and employee benefit costs was primarily due to annual salary increases that were effective in July. Salary expense grew by $800,000, while the contra expense associated with deferred loan originations declined due to lower loan origination volume resulting in an increase in staff expense of approximately $300,000. The $2.0 million increase in noninterest expense year-over-year included an increase of $1.5 million in salaries and employee benefits and an increase in regulatory assessments of approximately $800,000. The increase in salary and benefit expense includes a 3.5%, or approximately $840,000 increase in salary expense, combined with an $800,000 decline in the contra expense for deferred origination costs. As a percentage of average assets, noninterest expense was 1.33% for the third quarter of 2023, compared to 1.32% for the second quarter of 2023 and 1.25% for the third quarter of 2022. The efficiency ratio for the third quarter of 2023 was 39.99%, compared to 40.86% for the second quarter of 2023 and 36.59% for the third quarter of 2022.

Income Taxes

Our effective tax rate for the quarter ended September 30, 2023 and year-to-date was 28.20%, compared with 28.10% for the same periods of 2022. Our estimated annual effective tax rate can vary depending upon the level of tax-advantaged income as well as available tax credits.

BALANCE SHEET HIGHLIGHTS

Assets

The Company reported total assets of $15.90 billion at September 30, 2023. This represented a decrease of $581.5 million, or 3.53%, from total assets of $16.48 billion at June 30, 2023. The decrease in assets was primarily due a $322.8 million decrease in interest-earning balances due from the Federal Reserve, a $218.3 million decrease in investment securities and a $31.8 million decrease in net loans.

Total assets decreased by $573.5 million, or 3.48%, from total assets of $16.48 billion at December 31, 2022. The decrease in assets was primarily due to a $446.9 million decrease in investment securities and a $205.6 million decrease in net loans.

Total assets at September 30, 2023 decreased by $446.3 million, or 2.73%, from total assets of $16.35 billion at September 30, 2022. The decrease in assets included a $517.1 million decrease in investment securities and a $67.7 million decrease in interest-earning balances due from the Federal Reserve, partially offset by a $97.1 million increase in net loans.

Investment Securities

Total investment securities were $5.36 billion at September 30, 2023, a decrease of $446.9 million, or 7.69%, from $5.81 billion at December 31, 2022 and a decrease of $517.1 million, or 8.80%, from $5.88 billion at September 30, 2022.

At September 30, 2023, investment securities held-to-maturity (“HTM”) totaled $2.49 billion, a decrease of $64.9 million, or 2.54%, from December 31, 2022 and a $68.5 million decrease, or 2.68%, from September 30, 2022.

At September 30, 2023, investment securities available-for-sale (“AFS”) totaled $2.87 billion, inclusive of a pre-tax net unrealized loss of $628.4 million. AFS securities decreased by $382.0 million, or 11.74%, from $3.26 billion at December 31, 2022 and decreased by $448.7 million, or 13.51%, from September 30, 2022.

In June of 2023, fair value hedging transactions were executed in which $1 billion notional pay-fixed interest rate swaps were consummated with maturities ranging from four to five years, wherein the Company pays a weighted average fixed rate of approximately 3.8% and receives daily SOFR. During the third quarter of 2023, the positive spread between daily SOFR and the fixed rates on these derivatives resulted in interest income of approximately $3.8 million. The fair value of these instruments totaled approximately $25 million at September 30, 2023.

Combined, the AFS and HTM investments in mortgage-backed securities (“MBS”) and collateralized mortgage obligations (“CMO”) totaled $4.30 billion or approximately 80% of our total investment securities at September 30, 2023. Virtually all of our MBS and CMOs are issued or guaranteed by government or government-sponsored enterprises, which have the implied guarantee of the U.S. Government. In addition, at September 30, 2023, we held $568.9 million of Government Agency securities that represent approximately 10.6% of the total investment securities.

Our combined AFS and HTM municipal securities totaled $493.0 million as of September 30, 2023, or approximately 9.2% of our total investment portfolio. These securities are located in 35 states. Our largest concentrations of holdings by state, as a percentage of total municipal bonds, are located in Texas at 15.93%, Minnesota at 11.13%, California at 9.59%, Ohio at 6.32%, Massachusetts at 6.07%, and Washington at 5.82%.

Loans

Total loans and leases, at amortized cost of $8.88 billion at September 30, 2023, decreased by $29.8 million, or 0.33%, from June 30, 2023. The quarter-over quarter decrease in core loans included decreases of $61.0 million in commercial real estate loans, $18.2 million in commercial and industrial loans, $5.8 million in construction loans, and $3.1 million in consumer and other loans, partially offset by an increase of $53.2 million in dairy & livestock and agribusiness loans and $4.2 million in SBA loans.

Total loans and leases, at amortized cost, decreased by $201.8 million, or 2.22%, from December 31, 2022. After adjusting for seasonality of dairy & livestock loans, our core loans declined by $114.8 million, or 1.32%, from December 31, 2022. The $201.8 million decrease in total loans included decreases of $87.0 million in dairy & livestock loans, $41.9 million in commercial real estate loans, $25.2 million in construction loans, $10.6 million in commercial and industrial loans, $7.8 million in SBA loans, $5.9 million in PPP loans, and $24.9 million in consumer and other loans. Commercial and industrial line utilization was 27% at September 30, 2023, compared to 33% at the end of 2022. The decline in dairy & livestock loans primarily relates to the seasonal peak in line utilization at the end of every calendar year, demonstrated by a decline in utilization from 78% at December 31, 2022 to 73% at September 30, 2023.

Total loans and leases, at amortized cost, increased by $103.5 million, or 1.18%, from September 30, 2022. After adjusting for PPP loans, which declined by $14.1 million, our core loans grew by $117.6 million, or 1.34%, from the end of the third quarter of 2022. Commercial real estate loans grew by $157.8 million, dairy & livestock and agribusiness loans grew by $28.4 million, and SFR mortgage loans increased by $4.5 million. This core loan growth was partially offset by decreases of $14.2 million in commercial and industrial loans, $13.5 million in construction loans, $13.5 million in SBA loans and $30.9 million in consumer and other loans.

Asset Quality

During the third quarter of 2023, we experienced credit charge-offs of $26,000 and total recoveries of $54,000, resulting in net recoveries of $28,000. The allowance for credit losses (“ACL”) totaled $89.0 million at September 30, 2023, compared to $87.0 million at June 30, 2023 and $82.6 million at September 30, 2022. The ACL increased by $3.9 million in 2023, including a $4.0 million provision for credit losses. At September 30, 2023, ACL as a percentage of total loans and leases outstanding was 1.00%. This compares to 0.98% and 0.94% at June 30, 2023 and September 30, 2022, respectively.

Nonperforming loans, defined as nonaccrual loans, including modified loans on nonaccrual, plus loans 90 days past due and accruing interest, and nonperforming assets, defined as nonperforming loans plus OREO, are highlighted below.

Nonperforming Assets and Delinquency Trends	September 30, 2023		June 30, 2023	September 30, 2022

Nonperforming loans	(Dollars in thousands)
Commercial real estate	$3,655		$3,159	$6,705
SBA	1,050		629	1,065
SBA - PPP	-		-	-
Commercial and industrial	4,672		2,039	1,308
Dairy & livestock and agribusiness	243		273	1,007
SFR mortgage	339		-	-
Consumer and other loans	4		354	32

Total	$9,963	[1]	$6,454	$10,117

% of Total loans	0.11%		0.07%	0.12%
OREO
Commercial real estate	$-		$-	$-
SFR mortgage	-		-	-

Total	$-		$-	$-

Total nonperforming assets	$9,963		$6,454	$10,117

% of Nonperforming assets to total assets	0.06%		0.04%	0.06%

Past due 30-89 days (accruing)
Commercial real estate	$136		$532	$-
SBA	-		-	-
Commercial and industrial	-		-	-
Dairy & livestock and agribusiness	-		555	-
SFR mortgage	-		-	-
Consumer and other loans	-		-	-

Total	$136		$1,087	$-

% of Total loans	0.00%		0.01%	0.00%
Classified Loans	$92,246		$77,834	$63,651

[1]  Includes $2.6 million of nonaccrual loans past due 30-89 days.

The $3.5 million increase in nonperforming loans from June 30, 2023 was primarily due to an increase of $2.6 million in commercial and industrial loans. Classified loans are loans that are graded “substandard” or worse. Classified loans increased $14.4 million quarter-over-quarter, primarily due to a $24.4 million increase in classified commercial real estate loans, partially offset by a $11.4 million decrease in classified dairy & livestock loans.

Deposits & Customer Repurchase Agreements

Deposits of $12.36 billion and customer repurchase agreements of $269.6 million totaled $12.63 billion at September 30, 2023. This represented a decrease of $38.7 million in deposits and a decrease of $182.8 million in customer repurchases compared to June 30, 2023. Deposits and customer repurchase agreements declined by $773.3 million, or 5.77%, when compared with $13.40 billion at December 31, 2022. Total deposits and customer repurchase agreements decreased $1.71 billion, or 11.94% when compared with $14.34 billion at September 30, 2022. Higher interest rates that have resulted from the Federal Reserve’s significant increase in the federal funds rate over the last year have continued to impact deposit levels, including approximately $720 million of funds on deposit at the end of 2022 that were transferred from the Bank’s balance sheet to be invested by Citizens Trust in higher yielding instruments such as United States treasury notes or bonds.

Noninterest-bearing deposits were $7.59 billion at September 30, 2023, a decrease of $292.2 million, or 3.71%, when compared to $7.88 billion at June 30, 2023. Noninterest-bearing deposits decreased $577.7 million, or 7.08% when compared to $8.16 billion at December 31, 2022, and decreased $1.18 billion, or 13.44%, when compared to $8.77 billion at September 30, 2022. At September 30, 2023, noninterest-bearing deposits were 61.39% of total deposits, compared to 63.55% at June 30, 2023, 63.60% at December 31, 2022, and 63.18% at September 30, 2022.

Short–Term Borrowings

As of September 30, 2023, total short-term borrowings, consisted of $870 million of one-year advances from the Federal Reserve’s Bank Term Funding Program, at a cost of 4.9% and $250 million of short-term Federal Home Loan Bank advances, at an average cost of approximately 5%.

Capital

The Company’s total equity was $1.95 billion at September 30, 2023. This represented an overall increase of $2.9 million from total equity of $1.95 billion at December 31, 2022. Increases to equity included $172.9 million in net earnings, partially offset by a $72.3 million decrease in other comprehensive income. At the end of the second quarter of 2023, we entered into pay-fixed rate swaps to mitigate the risks of rising interest rates. This resulted in an after tax fair value remeasurement of this swap derivative of $17.6 million at September 30, 2023, resulting in an increase in other comprehensive income. Decreases from December 31, 2022 included $83.7 million in cash dividends. We engaged in no stock repurchases during the second and third quarters of 2023, compared to the first quarter of 2023, when we repurchased, under our 10b5-1 stock repurchase plan, 791,800 shares of common stock, at an average repurchase price of $23.43, totaling $18.5 million. This 10b5-1 plan expired on March 2, 2023. Our tangible book value per share at September 30, 2023 was $8.39.

Our capital ratios under the revised capital framework referred to as Basel III remain well-above regulatory standards.

		CVB Financial Corp. Consolidated
	Minimum Required Plus	September 30,	December 31,	September 30,
Capital Ratios	Capital Conservation Buffer	2023	2022	2022
Tier 1 leverage capital ratio	4.0%	10.0%	9.5%	9.1%
Common equity Tier 1 capital ratio	7.0%	14.4%	13.6%	13.5%
Tier 1 risk-based capital ratio	8.5%	14.4%	13.6%	13.5%
Total risk-based capital ratio	10.5%	15.3%	14.4%	14.3%

Tangible common equity ratio		7.7%	7.4%	7.0%

CitizensTrust

As of September 30, 2023, CitizensTrust had approximately $3.92 billion in assets under management and administration, including $2.67 billion in assets under management. Revenues were $3.2 million for the third quarter of 2023 and $9.5 million for the nine months ended September 30, 2023, compared to $2.9 million and $8.7 million, respectively, for the same periods of 2022. CitizensTrust provides trust, investment and brokerage related services, as well as financial, estate and business succession planning.

Corporate Overview

CVB Financial Corp. (“CVBF”) is the holding company for Citizens Business Bank. CVBF is one of the 10 largest bank holding companies headquartered in California with approximately $16 billion in total assets. Citizens Business Bank is consistently recognized as one of the top performing banks in the nation and offers a wide array of banking, lending and investing services with more than 60 banking centers and 3 trust office locations serving California.

Shares of CVB Financial Corp. common stock are listed on the NASDAQ under the ticker symbol “CVBF”. For investor information on CVB Financial Corp., visit our Citizens Business Bank website at www.cbbank.com and click on the “Investors” tab.

Conference Call

Management will hold a conference call at 7:30 a.m. PDT/10:30 a.m. EDT on Thursday, October 26, 2023 to discuss the Company’s third quarter 2023 financial results. The conference call can be accessed live by registering at: https://register.vevent.com/register/BI8fde245f582a446582ace82fc00f555f

The conference call will also be simultaneously webcast over the Internet; please visit our Citizens Business Bank website at www.cbbank.com and click on the “Investors” tab to access the call from the site. Please access the website 15 minutes prior to the call to download any necessary audio software. This webcast will be recorded and available for replay on the Company’s website approximately two hours after the conclusion of the conference call and will be available on the website for approximately 12 months.

Safe Harbor

Certain statements set forth herein constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “will likely result”, “aims”, “anticipates”, “believes”, “could”, “estimates”, “expects”, “hopes”, “intends”, “may”, “plans”, “projects”, “seeks”, “should”, “will,” “strategy”, “possibility”, and variations of these words and similar expressions help to identify these forward-looking statements, which involve risks and uncertainties that could cause actual results or performance to differ materially from those projected. These forward-looking statements are based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company including, without limitation, plans, strategies, goals, and statements about the Company’s outlook regarding revenue and asset growth, financial performance and profitability, capital and liquidity levels, loan and deposit growth and retention, yields and returns, loan diversification and credit management, stockholder value creation, tax rates, the impact of economic developments, and the impact of acquisitions we have made or may make. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company, and there can be no assurance that future developments affecting the Company will be the same as those anticipated by management. The Company cautions readers that a number of important factors, in addition to those set forth below could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements.

General risks and uncertainties include, but are not limited to, the following: the strength of the United States economy in general and the strength of the local economies in which we conduct business; the effects of, and changes in, trade, monetary, and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; inflation/deflation, interest rate, market and monetary fluctuations; the effect of acquisitions we have made or may make, including, without limitation, the failure to obtain the necessary regulatory approvals, the failure to achieve the expected revenue growth and/or expense savings from such acquisitions, and/or the failure to effectively integrate an acquisition target and key personnel into our operations; the timely development of competitive products and services and the acceptance of these products and services by new and existing customers; the impact of changes in financial services policies, laws, and regulations, including those concerning taxes, banking, securities, and insurance, and the application thereof by regulatory agencies; the effectiveness of our risk management framework and quantitative models; changes in the level of our nonperforming assets and charge-offs; the transition away from USD LIBOR and uncertainties regarding potential alternative reference rates, including SOFR; the effect of changes in accounting policies and practices or accounting standards, as may be adopted from time-to-time by bank regulatory agencies, the U.S. Securities and Exchange Commission (“SEC”), the Public Company Accounting Oversight Board, the Financial Accounting Standards Board or other accounting standards setters; possible credit related impairments or declines in the fair value of loans and securities held by us; possible impairment charges to goodwill; changes in customer spending, borrowing, and savings habits; the effects of our lack of a diversified loan portfolio, including the risks of geographic and industry concentrations; periodic fluctuations in commercial or residential real estate prices or values; our ability to attract or retain deposits or to access government or private lending facilities and other sources of liquidity; the possibility that we may reduce or discontinue the payment of dividends on our common stock; changes in the financial performance and/or condition of our borrowers; changes in the competitive environment among financial and bank holding companies and other financial service providers; technological changes in banking and financial services; geopolitical conditions, including acts or threats of terrorism, actions taken by the United States or other governments in response to acts or threats of terrorism, and/or military conflicts, which could impact business and economic conditions in the United States and abroad; catastrophic events or natural disasters, including earthquakes, drought, climate change or extreme weather events that may affect our assets, communications or computer services, customers, employees or third party vendors; public health crises and pandemics, and their effects on the economic and business environments in which we operate, including on our asset credit quality, business operations, and employees, as well as the impact on general economic and financial market conditions; cybersecurity threats and the costs of defending against them, including the costs of compliance with potential legislation to combat cybersecurity threats at a state, national, or global level; our ability to recruit and retain key executives, board members and other employees, and changes in employment laws and regulations; unanticipated regulatory or legal proceedings or outcomes; and our ability to manage the risks involved in the foregoing. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the Company’s 2022 Annual Report on Form 10-K filed with the SEC and available at the SEC’s Internet site (http://www.sec.gov).

The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements, except as required by law. Any statements about future operating results, such as those concerning accretion and dilution to the Company’s earnings or shareholders, are for illustrative purposes only, are not forecasts, and actual results may differ.

Non-GAAP Financial Measures — Certain financial information provided in this presentation has not been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and is presented on a non-GAAP basis. Investors and analysts should refer to the reconciliations included in this presentation and should consider the Company’s non-GAAP measures in addition to, not as a substitute for or as superior to, measures prepared in accordance with GAAP. These measures may or may not be comparable to similarly titled measures used by other companies.

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CVB FINANCIAL CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands)

	September 30, 2023	December 31, 2022	September 30, 2022

Cash and due from banks	$176,488	$158,236	$186,647
Interest-earning balances due from Federal Reserve	64,207	45,225	131,892

Total cash and cash equivalents	240,695	203,461	318,539

Interest-earning balances due from depository institutions	4,108	9,553	7,594
Investment securities available-for-sale	2,873,163	3,255,211	3,321,824
Investment securities held-to-maturity	2,489,441	2,554,301	2,557,922

Total investment securities	5,362,604	5,809,512	5,879,746

Investment in stock of Federal Home Loan Bank (FHLB)	18,012	27,627	18,012
Loans and lease finance receivables	8,877,632	9,079,392	8,774,136
Allowance for credit losses	(88,995)	(85,117)	(82,601)

Net loans and lease finance receivables	8,788,637	8,994,275	8,691,535

Premises and equipment, net	44,561	46,698	47,422
Bank owned life insurance (BOLI)	259,468	255,528	256,850
Intangibles	16,736	21,742	23,466
Goodwill	765,822	765,822	765,822
Other assets	402,372	342,322	340,290

Total assets	$15,903,015	$16,476,540	$16,349,276

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing	$7,586,649	$8,164,364	$8,764,556
Investment checking	560,223	723,870	751,618
Savings and money market	3,906,187	3,653,385	3,991,531
Time deposits	305,727	294,626	364,694

Total deposits	12,358,786	12,836,245	13,872,399
Customer repurchase agreements	269,552	565,431	467,844
Other borrowings	1,120,000	995,000	-
Payable for securities purchased	-	-	8,697
Other liabilities	203,276	131,347	121,450

Total liabilities	13,951,614	14,528,023	14,470,390

Stockholders’ Equity
Stockholders’ equity	2,378,539	2,303,313	2,262,383
Accumulated other comprehensive loss, net of tax	(427,138)	(354,796)	(383,497)

Total stockholders’ equity	1,951,401	1,948,517	1,878,886

Total liabilities and stockholders’ equity	$15,903,015	$16,476,540	$16,349,276

CVB FINANCIAL CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED AVERAGE BALANCE SHEETS

(Unaudited)

(Dollars in thousands)

	Three Months Ended			Nine Months Ended

	September 30, 2023	June 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022

Assets
Cash and due from banks	$176,133	$178,405	$184,384	$176,559	$183,389
Interest-earning balances due from Federal Reserve	467,873	347,161	625,705	285,573	1,021,676

Total cash and cash equivalents	644,006	525,566	810,089	462,132	1,205,065

Interest-earning balances due from depository institutions	5,518	6,449	7,447	7,630	9,130
Investment securities available-for-sale	3,040,965	3,162,917	3,576,649	3,139,369	3,619,983
Investment securities held-to-maturity	2,501,625	2,526,689	2,457,047	2,524,799	2,352,350

Total investment securities	5,542,590	5,689,606	6,033,696	5,664,168	5,972,333

Investment in stock of FHLB	21,560	32,032	18,012	27,460	18,315
Loans and lease finance receivables	8,862,462	8,892,413	8,699,303	8,905,697	8,612,166
Allowance for credit losses	(86,986)	(86,508)	(80,321)	(86,222)	(76,658)

Net loans and lease finance receivables	8,775,476	8,805,905	8,618,982	8,819,475	8,535,508

Premises and equipment, net	45,315	45,629	47,348	45,731	50,965
Bank owned life insurance (BOLI)	258,485	257,428	259,631	257,358	259,643
Intangibles	17,526	19,298	24,396	19,256	26,308
Goodwill	765,822	765,822	765,822	765,822	763,578
Other assets	357,280	308,789	286,465	343,782	244,875

Total assets	$16,433,578	$16,456,524	$16,871,888	$16,412,814	$17,085,720

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing	$7,813,120	$7,823,496	$9,009,962	$7,908,749	$8,885,637
Interest-bearing	4,769,897	4,481,766	5,206,387	4,624,848	5,305,788

Total deposits	12,583,017	12,305,262	14,216,349	12,533,597	14,191,425
Customer repurchase agreements	340,809	495,179	515,134	461,478	591,609
Other borrowings	1,318,098	1,526,958	9	1,273,521	32
Payable for securities purchased	-	-	23,035	26	84,609
Other liabilities	164,624	101,417	101,163	133,020	101,881

Total liabilities	14,406,548	14,428,816	14,855,690	14,401,642	14,969,556

Stockholders’ Equity
Stockholders’ equity	2,383,922	2,353,975	2,264,490	2,357,028	2,250,774
Accumulated other comprehensive loss, net of tax	(356,892)	(326,267)	(248,292)	(345,856)	(134,610)

Total stockholders’ equity	2,027,030	2,027,708	2,016,198	2,011,172	2,116,164

Total liabilities and stockholders’ equity	$16,433,578	$16,456,524	$16,871,888	$16,412,814	$17,085,720

CVB FINANCIAL CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended			Nine Months Ended
	September 30, 2023	June 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
Interest income:
Loans and leases, including fees	$113,190	$110,990	$100,077	$332,574	$282,308
Investment securities:
Investment securities available-for-sale	22,441	19,356	18,543	61,393	48,417
Investment securities held-to-maturity	13,576	13,740	12,834	41,272	35,211

Total investment income	36,017	33,096	31,377	102,665	83,628
Dividends from FHLB stock	598	483	258	1,430	902
Interest-earning deposits with other institutions	6,422	4,670	3,476	11,583	5,712

Total interest income	156,227	149,239	135,188	448,252	372,550

Interest expense:
Deposits	16,517	10,765	1,728	32,647	4,056
Borrowings and junior subordinated debentures	16,339	18,939	122	46,971	376

Total interest expense	32,856	29,704	1,850	79,618	4,432

Net interest income before provision for credit losses	123,371	119,535	133,338	368,634	368,118
Provision for credit losses	2,000	500	2,000	4,000	8,100

Net interest income after provision for credit losses	121,371	119,035	131,338	364,634	360,018

Noninterest income:
Service charges on deposit accounts	5,062	4,838	5,233	15,244	15,625
Trust and investment services	3,246	3,315	2,867	9,475	8,651
Other	6,001	4,503	3,490	15,448	13,248

Total noninterest income	14,309	12,656	11,590	40,167	37,524

Noninterest expense:
Salaries and employee benefits	34,744	33,548	33,233	103,539	97,442
Occupancy and equipment	5,618	5,517	5,779	16,585	16,917
Professional services	2,117	2,562	2,438	6,375	6,788
Computer software expense	3,648	3,316	3,243	10,372	10,141
Marketing and promotion	1,628	1,321	1,488	4,664	4,584
Amortization of intangible assets	1,567	1,719	1,846	5,006	5,842
(Recapture of) provision for unfunded loan commitments	(900)	400	-	-	-
Acquisition related expenses	-	-	-	-	6,013
Other	6,636	5,634	5,000	17,415	14,409

Total noninterest expense	55,058	54,017	53,027	163,956	162,136

Earnings before income taxes	80,622	77,674	89,901	240,845	235,406
Income taxes	22,735	21,904	25,262	67,918	66,149

Net earnings	$57,887	$55,770	$64,639	$172,927	$169,257

Basic earnings per common share	$0.42	$0.40	$0.46	$1.24	$1.20

Diluted earnings per common share	$0.42	$0.40	$0.46	$1.24	$1.20

Cash dividends declared per common share	$0.20	$0.20	$0.20	$0.60	$0.57

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended			Nine Months Ended
	September 30, 2023	June 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
Interest income - tax equivalent (TE)	$156,771	$149,785	$135,639	$449,888	$373,763
Interest expense	32,856	29,704	1,850	79,618	4,432

Net interest income - (TE)	$123,915	$120,081	$133,789	$370,270	$369,331

Return on average assets, annualized	1.40%	1.36%	1.52%	1.41%	1.32%
Return on average equity, annualized	11.33%	11.03%	12.72%	11.50%	10.69%
Efficiency ratio [1]	39.99%	40.86%	36.59%	40.11%	39.97%
Noninterest expense to average assets, annualized	1.33%	1.32%	1.25%	1.34%	1.27%
Yield on average loans	5.07%	5.01%	4.56%	4.99%	4.38%
Yield on average earning assets (TE)	4.18%	4.01%	3.51%	4.04%	3.21%
Cost of deposits	0.52%	0.35%	0.05%	0.35%	0.04%
Cost of deposits and customer repurchase agreements	0.51%	0.35%	0.05%	0.34%	0.04%
Cost of funds	0.92%	0.83%	0.05%	0.75%	0.04%
Net interest margin (TE)	3.31%	3.22%	3.46%	3.32%	3.17%

[1] Noninterest expense divided by net interest income before provision for credit losses plus noninterest income.

Tangible Common Equity Ratio (TCE) [2]
CVB Financial Corp. Consolidated	7.73%	7.75%	7.00%
Citizens Business Bank	7.63%	7.67%	6.72%

[2] (Capital - [GW+Intangibles])/(Total Assets - [GW+Intangibles])

Weighted average shares outstanding
Basic	138,345,000	138,330,131	138,887,911	138,360,531	139,923,280
Diluted	138,480,633	138,383,239	139,346,975	138,481,462	140,223,296
Dividends declared	$27,901	$27,787	$27,965	$83,695	$80,151
Dividend payout ratio [3]	48.20%	49.82%	43.26%	48.40%	47.35%

[3] Dividends declared on common stock divided by net earnings.

Number of shares outstanding - (end of period)	139,337,699	139,343,284	139,805,445
Book value per share	$14.00	$14.36	$13.44
Tangible book value per share	$8.39	$8.74	$7.79

	September 30, 2023	December 31, 2022	September 30, 2022
Nonperforming assets:
Nonaccrual loans	$9,963	$4,930	$10,117

Total nonperforming assets	$9,963	$4,930	$10,117

Modified loans/performing troubled debt restructured loans (TDR) [4]	$7,304	$7,817	$5,828

[4] Effective January 1, 2023, performing and nonperforming TDRs are reflected as Loan Modifications to borrowers experiencing financial difficulty.

Percentage of nonperforming assets to total loans outstanding and OREO	0.11%	0.05%	0.12%
Percentage of nonperforming assets to total assets	0.06%	0.03%	0.06%
Allowance for credit losses to nonperforming assets	893.26%	1726.51%	816.46%

	Three Months Ended			Nine Months Ended
	September 30, 2023	June 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
Allowance for credit losses:
Beginning balance	$86,967	$86,540	$80,222	$85,117	$65,019
Suncrest FV PCD loans	-	-	-	-	8,605
Total charge-offs	(26)	(88)	(46)	(224)	(70)
Total recoveries on loans previously charged-off	54	15	425	102	947

Net recoveries (charge-offs)	28	(73)	379	(122)	877
Provision for (recapture of) credit losses	2,000	500	2,000	4,000	8,100

Allowance for credit losses at end of period	$88,995	$86,967	$82,601	$88,995	$82,601

Net recoveries (charge-offs) to average loans	0.000%	-0.001%	0.004%	-0.001%	0.010%

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in millions)

Allowance for Credit Losses by Loan Type

	September 30, 2023		December 31, 2022		September 30, 2022
	Allowance For Credit Losses	Allowance as a % of Total Loans by Respective Loan Type	Allowance For Credit Losses	Allowance as a % of Total Loans by Respective Loan Type	Allowance For Credit Losses	Allowance as a % of Total Loans by Respective Loan Type

Commercial real estate	$70.9	1.04%	$64.8	0.94%	$64.9	0.97%
Construction	1.0	1.59%	1.7	1.93%	1.7	2.25%
SBA	3.0	1.08%	2.8	0.97%	2.8	0.95%
Commercial and industrial	9.3	0.99%	10.2	1.08%	7.1	0.75%
Dairy & livestock and agribusiness	3.6	1.01%	4.4	1.01%	5.0	1.55%
Municipal lease finance receivables	0.3	0.33%	0.3	0.36%	0.2	0.31%
SFR mortgage	0.5	0.20%	0.4	0.14%	0.4	0.12%
Consumer and other loans	0.4	0.82%	0.5	0.69%	0.5	0.60%

Total	$89.0	1.00%	$85.1	0.94%	$82.6	0.94%

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

Quarterly Common Stock Price

2023			2022		2021
Quarter End	High	Low	High	Low	High	Low
March 31,	$25.98	$16.34	$24.37	$21.36	$25.00	$19.15
June 30,	$16.89	$10.66	$25.59	$22.37	$22.98	$20.50
September 30,	$19.66	$12.89	$28.14	$22.63	$20.86	$18.72
December 31,	$-	$-	$29.25	$25.26	$21.85	$19.00

Quarterly Consolidated Statements of Earnings
		Q3 2023	Q2 2023	Q1 2023	Q4 2022	Q3 2022
Interest income
Loans and leases, including fees		$113,190	$110,990	$108,394	$106,884	$100,077
Investment securities and other		43,037	38,249	34,392	35,234	35,111

Total interest income		156,227	149,239	142,786	142,118	135,188

Interest expense
Deposits		16,517	10,765	5,365	2,774	1,728
Other borrowings		16,339	18,939	11,693	1,949	122

Total interest expense		32,856	29,704	17,058	4,723	1,850

Net interest income before provision for credit losses		123,371	119,535	125,728	137,395	133,338
Provision for credit losses		2,000	500	1,500	2,500	2,000

Net interest income after provision for credit losses		121,371	119,035	124,228	134,895	131,338

Noninterest income		14,309	12,656	13,202	12,465	11,590
Noninterest expense		55,058	54,017	54,881	54,419	53,027

Earnings before income taxes		80,622	77,674	82,549	92,941	89,901
Income taxes		22,735	21,904	23,279	26,773	25,262

Net earnings		$57,887	$55,770	$59,270	$66,168	$64,639

Effective tax rate		28.20%	28.20%	28.20%	28.81%	28.10%

Basic earnings per common share		$0.42	$0.40	$0.42	$0.47	$0.46
Diluted earnings per common share		$0.42	$0.40	$0.42	$0.47	$0.46

Cash dividends declared per common share		$0.20	$0.20	$0.20	$0.20	$0.20

Cash dividends declared		$27,901	$27,787	$28,007	$27,995	$27,965

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands)

Loan Portfolio by Type

	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022

Commercial real estate	$6,843,059	$6,904,095	$6,950,302	$6,884,948	$6,685,245
Construction	63,022	68,836	83,992	88,271	76,495
SBA	283,124	278,904	283,464	290,908	296,664
SBA - PPP	3,233	5,017	5,824	9,087	17,348
Commercial and industrial	938,064	956,242	898,167	948,683	952,231
Dairy & livestock and agribusiness	351,463	298,247	307,820	433,564	323,105
Municipal lease finance receivables	75,621	77,867	79,552	81,126	76,656
SFR mortgage	268,171	263,201	262,324	266,024	263,646
Consumer and other loans	51,875	54,988	71,044	76,781	82,746

Gross loans, at amortized cost	8,877,632	8,907,397	8,942,489	9,079,392	8,774,136
Allowance for credit losses	(88,995)	(86,967)	(86,540)	(85,117)	(82,601)

Net loans	$8,788,637	$8,820,430	$8,855,949	$8,994,275	$8,691,535

Deposit Composition by Type and Customer Repurchase Agreements

	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022

Noninterest-bearing	$7,586,649	$7,878,810	$7,844,329	$8,164,364	$8,764,556
Investment checking	560,223	574,817	668,947	723,870	751,618
Savings and money market	3,906,187	3,627,858	3,474,651	3,653,385	3,991,531
Time deposits	305,727	316,036	283,943	294,626	364,694

Total deposits	12,358,786	12,397,521	12,271,870	12,836,245	13,872,399

Customer repurchase agreements	269,552	452,373	490,235	565,431	467,844

Total deposits and customer repurchase agreements	$12,628,338	$12,849,894	$12,762,105	$13,401,676	$14,340,243

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands)

Nonperforming Assets and Delinquency Trends

	September 30, 2023		June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022
Nonperforming loans:
Commercial real estate	$3,655		$3,159	$2,634	$2,657	$6,705
Construction	-		-	-	-	-
SBA	1,050		629	702	443	1,065
SBA - PPP	-		-	-	-	-
Commercial and industrial	4,672		2,039	2,049	1,320	1,308
Dairy & livestock and agribusiness	243		273	406	477	1,007
SFR mortgage	339		354	384	-	-
Consumer and other loans	4		-	-	33	32

Total	$9,963	[1]	$6,454	$6,175	$4,930	$10,117

% of Total loans	0.11%		0.07%	0.07%	0.05%	0.12%

Past due 30-89 days (accruing):
Commercial real estate	$136		$532	$425	$-	$-
Construction	-		-	-	-	-
SBA	-		-	575	556	-
Commercial and industrial	-		-	-	-	-
Dairy & livestock and agribusiness	-		555	183	-	-
SFR mortgage	-		-	-	388	-
Consumer and other loans	-		-	-	175	-

Total	$136		$1,087	$1,183	$1,119	$-

% of Total loans	0.00%		0.01%	0.01%	0.01%	0.00%

OREO:
Commercial real estate	$-		$-	$-	$-	$-
SBA	-		-	-	-	-
SFR mortgage	-		-	-	-	-

Total	$-		$-	$-	$-	$-

Total nonperforming, past due, and OREO	$10,099		$7,541	$7,358	$6,049	$10,117

% of Total loans	0.11%		0.08%	0.08%	0.07%	0.12%

[1] Includes $2.6 million of nonaccrual loans past due 30-89 days.

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

Regulatory Capital Ratios

		CVB Financial Corp. Consolidated
Capital Ratios	Minimum Required Plus Capital Conservation Buffer	September 30, 2023	December 31, 2022	September 30, 2022

Tier 1 leverage capital ratio	4.0%	10.0%	9.5%	9.1%
Common equity Tier 1 capital ratio	7.0%	14.4%	13.6%	13.5%
Tier 1 risk-based capital ratio	8.5%	14.4%	13.6%	13.5%
Total risk-based capital ratio	10.5%	15.3%	14.4%	14.3%

Tangible common equity ratio		7.7%	7.4%	7.0%

Tangible Book Value Reconciliations (Non-GAAP)

The tangible book value per share is a Non-GAAP disclosure. The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company’s performance. The following is a reconciliation of tangible book value to the Company stockholders’ equity computed in accordance with GAAP, as well as a calculation of tangible book value per share as of September 30, 2023, December 31, 2022 and September 30, 2022.

	September 30, 2023	December 31, 2022	September 30, 2022

	(Dollars in thousands, except per share amounts)

Stockholders’ equity	$1,951,401	$1,948,517	$1,878,886
Less: Goodwill	(765,822)	(765,822)	(765,822)
Less: Intangible assets	(16,736)	(21,742)	(23,466)

Tangible book value	$1,168,843	$1,160,953	$1,089,598
Common shares issued and outstanding	139,337,699	139,818,703	139,805,445

Tangible book value per share	$8.39	$8.30	$7.79

Return on Average Tangible Common Equity Reconciliations (Non-GAAP)

The return on average tangible common equity is a non-GAAP disclosure. The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company’s performance. The following is a reconciliation of net income, adjusted for tax-effected amortization of intangibles, to net income computed in accordance with GAAP; a reconciliation of average tangible common equity to the Company’s average stockholders’ equity computed in accordance with GAAP; as well as a calculation of return on average tangible common equity.

	Three Months Ended			Nine Months Ended

	September 30, 2023	June 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022

	(Dollars in thousands)

Net Income	$57,887	$55,770	$64,639	$172,927	$169,257
Add: Amortization of intangible assets	1,567	1,719	1,846	5,006	5,842
Less: Tax effect of amortization of intangible assets [1]	(463)	(508)	(546)	(1,480)	(1,727)

Tangible net income	$58,991	$56,981	$65,939	$176,453	$173,372

Average stockholders’ equity	$2,027,030	$2,027,708	$2,016,198	$2,011,172	$2,116,164
Less: Average goodwill	(765,822)	(765,822)	(765,822)	(765,822)	(763,578)
Less: Average intangible assets	(17,526)	(19,298)	(24,396)	(19,256)	(26,308)

Average tangible common equity	$1,243,682	$1,242,588	$1,225,980	$1,226,094	$1,326,278

Return on average equity, annualized	11.33%	11.03%	12.72%	11.50%	10.69%

Return on average tangible common equity, annualized	18.82%	18.39%	21.34%	19.24%	17.48%

[1] Tax effected at respective statutory rates.